Exhibit 99

Jefferies Financial Group Announces Preliminary Third Quarter 2018 Results

New York, New York – October 4, 2018 – In consideration of the Jefferies Financial Group Inc. (NYSE: JEF) 2018 Investor Meeting scheduled for later today, which will involve Jefferies engaging with its shareholders, bondholders, clients, analysts and prospective investors, Jefferies Financial Group is announcing preliminary results for the three and nine months ended September 30, 2018. Jefferies will release final results on October 25, 2018.

Jefferies estimates that it will report quarterly income before taxes of $255 – 290 million, and net income attributable to Jefferies Financial Group common shareholders of $180 – 210 million, or $0.51 – 0.60 per diluted share, for the third quarter. Jefferies estimates that pre-tax income, from continuing and discontinued operations, will be $1.38 – 1.42 billion for the nine months ended September 30, 2018, and net income attributable to Jefferies Financial Group common shareholders is estimated to be $1.03 – 1.06 billion, or $2.87 – 2.93 per diluted share. The results for the third quarter include a pre-tax gain of about $220 million recorded as a result of the August closing of the previously reported sale of our interests in Garcadia and its associated real estate, partially offset by a $49 million mark-to-market decrease in the value of our Spectrum Brands investment and an estimated impairment charge related to our investment in Golden Queen.

Rich Handler, our CEO, and Brian Friedman, our President, said “Our estimated third quarter results reflect solid performance from Jefferies Group LLC. In addition, Berkadia, Vitesse, National Beef and Idaho Timber all continued to perform well this quarter. We look forward to discussing these and the rest of our businesses later this morning at our Investor Meeting. We hope you can join us.”

The Jefferies Financial Group Board of Directors has also approved changing its fiscal year-end. Effective with the fourth quarter of 2018, the reporting by the consolidated enterprise will be harmonized with Jefferies Group LLC, with both having a fiscal year-end of November 30. Jefferies Group LLC will continue to be a separate SEC reporting company.

A copy of the Jefferies Financial Group Investor Meeting presentation has been filed with the SEC and is available on our website (www.jefferies.com).

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Contact: Laura Ulbrandt (212) 460-1900

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” or similar expressions. Forward-

looking statements include expectations relating to expected third quarter 2018 results and statements of future performance, plans, and objectives. Forward-looking statements also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC.